Exhibit 99.1

Media Contact:	Investor Contacts:
Eric Boomhower	Iris Griffin	Byron Hinson
(803) 217-7701	(803) 217-6642	(803) 217-5352
eboomhower@scana.com	igriffin@scana.com	bhinson@scana.com

SCANA Reports Financial Results for Fourth Quarter and Full Year 2012
and Announces Preliminary 2013 Earnings Guidance

Cayce, S.C., February 21, 2013... SCANA Corporation (NYSE: SCG) today announced earnings for the fourth quarter and full year 2012.

For the year ended December 31, 2012, SCANA reported earnings of $420 million, or basic earnings per share of $3.20, compared to earnings of $387 million, or basic earnings per share of $3.01, for the same period in 2011. The increase was driven by higher electric margins due to customer growth and rate increases under the Base Load Review Act. Higher operations and maintenance expense, interest, depreciation, and share dilution partially offset the increase in margin.

“We are very pleased with our results for 2012. Abnormally mild weather in our Georgia market presented a challenge for the year. However, our team successfully implemented strategies to address that challenge and deliver on our earnings target,” said Jimmy Addison, executive vice president and chief financial officer. “We are optimistic about our growth in 2013 and look forward to another successful year as the economy in our service territory continues to show improvement.”

SCANA’s earnings for the fourth quarter of 2012 were $105 million, or basic earnings per share of 79 cents, compared to earnings of $98 million, or basic earnings per share of 76 cents, for the fourth quarter of 2011. During the fourth quarter, increases in electric and gas margins principally from base rate increases were partially offset by increases in operations and maintenance expenses, interest, depreciation and share dilution.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for 2012 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $352 million, or basic earnings per share of $2.69, compared to $316 million, or basic earnings per share of $2.46, in 2011. For the fourth quarter of 2012, SCE&G reported earnings of $70 million, or basic earnings per share of 54 cents compared to $65 million, or basic earnings per share of 50 cents, in the same quarter of 2011. The increase in earnings was due to higher margins primarily from base rate increases under the Base Load Review Act and the gas Rate Stabilization Act, along with customer growth. These increases were partially offset by increases in operations and maintenance, interest and depreciation expenses and share dilution. At year-end 2012, SCE&G was serving approximately 670,000 electric customers and approximately 323,000 natural gas customers, up 0.9 and 1.8 percent, respectively, over 2011.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported 2012 earnings of $51 million, or basic earnings per share of 38 cents, compared to $49 million, or basic earnings per share of 37 cents, in 2011. Reported earnings in the fourth quarter of 2012 were $23 million, or basic earnings per share of 17 cents, compared to $22 million, or basic earnings per share of 17 cents in the fourth quarter of 2011. Increases in margin due to customer growth were partially offset by higher operations and maintenance expenses. At December 31, 2012, PSNC Energy was serving approximately 497,000 customers, an increase of 2.0 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported 2012 earnings of $11 million, or basic earnings per share of 8 cents, compared to $24 million, or basic earnings per share of 19 cents, in 2011. The decrease is primarily attributable to lower throughput due to extremely mild weather, particularly in the first quarter. Earnings in the fourth quarter of 2012 were $7 million, or basic earnings per share of 6 cents, compared to $10 million, or basic earnings per share of 8 cents in the fourth quarter of 2011. The decrease is primarily due to milder weather.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include Carolina Gas Transmission, SCANA Communications, ServiceCare, SCANA Energy Marketing and the holding company, reported earnings of $6 million, or basic earnings per share of 5 cents in 2012, compared to a loss of $2 million, or 1 cent in 2011. For the fourth quarter of 2012, these businesses reported earnings of $4 million, or basic earnings per share of 2 cents, compared to earnings of $1 million, or basic earnings per share of 1 cent in the fourth quarter of 2011. During 2012 SCANA sold two groups of wireless telecommunications towers in its communications business, as it does periodically when the towers are well subscribed. These sales contributed gains of approximately 4 cents per share.

EARNINGS OUTLOOK

For 2013, the Company preliminarily estimates that earnings per share will be in the range of $3.25 to $3.45, with an internal target of $3.35 per share. The company is increasing its annual average growth rate target to 3 to 6 percent over a 3 to 5 year period based on 2012 basic earnings.

This estimate assumes the issuance of the shares under the 2010 equity forward in the first quarter of 2013. Other factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. ET on Thursday, February 21, 2013. The call-in numbers for the conference call are 1-800-860-2442 (US), 1-866-605-3852 (Canada) and 1-412-858-4600 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through March 8, 2013. The telephone replay numbers are 1-877-344-7529 (US) and 1-412-317-0088 (Canada/International). The passcode for the telephone replay is 10023235.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com.
Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 670,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation efforts and/or technological advances on customer usage; (7) growth opportunities for SCANA’s regulated and diversified subsidiaries; (8) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (9) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (10) the effects of weather, including drought, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA's subsidiaries; (11) payment and performance by counterparties and customers as contracted and when due; (12) the results of efforts to license, site, construct and finance facilities for electric generation and transmission; (13) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (14) the ability of suppliers, both domestic and international, to timely provide the labor, components, parts, tools, equipment and other supplies needed, at agreed upon prices, for our construction program, operations and maintenance; (15) the results of efforts to ensure the physical and cyber security of key assets and processes; (16) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (17) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (18) labor disputes; (19) performance of SCANA’s pension plan assets; (20) changes in taxes; (21) inflation or deflation; (22) compliance with regulations; (23) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (24) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating Revenues:
Electric	$596	$521	$2,446	$2,424
Gas-Regulated	261	237	774	849
Gas-Nonregulated	266	278	956	1,136
Total Operating Revenues	1,123	1,036	4,176	4,409

Operating Expenses:
Fuel Used in Electric Generation	221	178	838	917
Purchased Power	8	3	28	19
Gas Purchased for Resale	361	353	1,198	1,455
Other Operation and Maintenance	180	157	690	658
Depreciation and Amortization	90	88	356	346
Other Taxes	51	49	207	201
Total Operating Expenses	911	828	3,317	3,596

Operating Income	212	208	859	813

Other Income (Expense)
Other Income	19	16	59	52
Other Expense	(13)	(11)	(42)	(40)
Interest Charges, Net	(76)	(72)	(295)	(284)
Allowance for Equity Funds Used During Construction	9	1	21	14
Total Other Expense	(61)	(66)	(257)	(258)

Income Before Income Tax Expense	151	142	602	555
Income Tax Expense	46	44	182	168

Net Income	105	98	420	387

Basic Earnings Per Share of Common Stock	$0.79	$0.76	$3.20	$3.01
Diluted Earnings Per Share of Common Stock(1)	$0.78	$0.75	$3.15	$2.97
Weighted Average Shares Outstanding (Millions):
Basic	131.9	129.7	131.1	128.8
Diluted(1)	134.2	131.4	133.3	130.2
Dividends Declared Per Share of Common Stock	$0.495	$0.485	$1.98	$1.94

Note (1): In May 2010, SCANA entered into an equity forward sales agreement. During periods when the average market price of SCANA’s common stock is above the per share adjusted forward sales price, the Company computes diluted earnings per share giving effect to this dilutive potential common stock using the treasury stock method.

Earnings per Share by Company:
(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
SC Electric & Gas	$0.54	$0.50	$2.69	$2.46
PSNC Energy	0.17	0.17	0.38	0.37
SCANA Energy-Georgia	0.06	0.08	0.08	0.19
Corporate and Other	0.02	0.01	0.05	(0.01)
Basic Earnings per Share	$0.79	$0.76	$3.20	$3.01
Diluted Earnings per Share(1)	$0.78	$0.75	$3.15	$2.97

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended	Year Ended
	December 31,	December 31,
2011 Basic Earnings per Share	$0.76	$3.01

Variances:
Electric Margin	0.14	0.49
Natural Gas Margin	0.02	0.01
Operations & Maintenance Expense	(0.12)	(0.17)
Interest Expense (Net of AFUDC)	0.02	(0.02)
Depreciation	(0.01)	(0.05)
Other Taxes	(0.01)	(0.03)
Other (Including Tower Sales)	0.00	0.02
Dilution	(0.01)	(0.06)
Variances in Earnings per Share	0.03	0.19

2012 Basic Earnings per Share	$0.79	$3.20
Additional Dilution re: Potential Common Stock(1)	(0.01)	(0.05)
2012 Diluted Earnings per Share(1)	$0.78	$3.15